Exhibit 10.9

PROMISSORY NOTE

U.S.$15,000,000	Houston, Texas
August 11, 2005

FOR VALUE RECEIVED, the undersigned, Gastar Exploration, Ltd., an Alberta, Canada corporation whose office is located at 1331 Lamar, Suite 1080, Houston, Texas 77010 (“Obligor”), promises to pay to the order of GeoStar Corporation, a Delaware corporation, or its registered assigns (“Payee”) at 2480 West Campus Drive, Building C, Mt Pleasant, MI 48858 or at such other place as Payee may designate in writing, in lawful money of the United States of America, the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000), together with interest thereon, computed on the basis of a 365-day year for the actual number of days elapsed, at the rate of 4.5% above the 3-Month London Interbank Offered Rate (LIBOR) per annum, with the 3-Month LIBOR rate determined as of the start of each calendar quarter. Interest shall accrue as of the date hereof.

Obligor shall pay to Payee installments of One Million Five Hundred Thousand U.S. Dollars (US $1,500,000) each beginning February 15, 2006, and on the 15th day of each of the next nine (9) succeeding months.

Obligor shall pay, on February 15, 2006, all interest accrued and unpaid up to but excluding such date. All remaining accrued interest shall be paid on March 15, 2006, and on the 15th day of each succeeding month until the principal balance shall be paid in full. Obligor shall have the option to pay all interest related to this Note in-kind in the form of additional notes that will be due January 15, 2007.

Obligor may prepay this Note in whole or in part at any time without penalty or premium. Any such prepayment shall be applied first against accrued interest and then against principal. This Note is given under a certain Agreement (“Agreement”) of even date herewith by and among Payee and Obligor, together with certain subsidiaries of Obligor. Reference is hereby made to that Agreement for additional terms and conditions under which this Note may be prepaid.

Obligor shall be in default under this Note upon the occurrence of the following events:

(1)	Obligor’s failure to pay when due any sum owing on this Note and such default has not been cured within five business of days of Obligor receiving written notice of default;

(2)	Obligor’s material default of the Agreement referenced herein by among Payee and Obligor, together with Obligor’s subsidiary and affiliated companies, First Sourcenergy Wyoming, Inc., a Michigan corporation, and First Texas Development, Inc., a Michigan corporation; or

(3)	The insolvency of, or the appointment of a receiver on behalf of, the Obligor.

If a default shall occur under this Note, at the option of the Payee, all or any part of the outstanding principal and accrued interest due on this Note shall become immediately due and payable without any notice or demand.

Obligor waives presentment for payment, demand, notice of non-payment, protest and notice of protest of this Note and diligence in collection or bringing suit. In the event a suit or action is instituted by Payee to enforce this Note, or any portion thereof, Obligor agrees to reimburse Payee for all reasonable attorney fees, expenses and costs incurred or sustained by Payee.

Forbearance or neglect of Payee to insist upon performance of the Note, or any portion thereof, at any time or under any circumstances, shall not constitute a waiver of that provision or any other provision of this Note. The rights and remedies specified in this Note are cumulative and are not exclusive of any rights and remedies that Payee may otherwise possess.

This Note shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to any principles of conflicts of laws. The parties hereto submit to the jurisdiction of any federal or state court sitting in Isabella County, Michigan, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note and each hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

Any notices or other communications required or permitted hereunder shall be given in writing and personally delivered with receipt acknowledged or mailed, postage prepaid, via registered mail, return receipt requested, if to Payee, at the address provided above (or to such other address as Payee or another holder may designate as provided above) and if to the Obligor, at its address provided above, or such other address as Obligor may designate as provided above. Any notice given in conformity with the foregoing shall be deemed given when personally delivered or upon the date of delivery specified in the registered mail receipt.

If any provision of this Note is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Payee hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of Michigan.

This Note shall not be assignable by the Obligor without the prior written consent of the Payee, such consent not to be unreasonably withheld. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Payee and the Obligor and their respective transferees, successors and assigns.

This Note shall be subordinate in payment and priority only to Gastar’s senior secured notes.

OBLIGOR

GASTAR EXPLORATION, LTD.

/s/ J. RUSSELL PORTER
By:	J. Russell Porter
Its:	President & CEO